Atlanticus Announces Appointment of

Denise Hales Harrod and Joann Jones to its Board of Directors

ATLANTA, Jan. 27, 2021 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” “the Company”, “we,” “our” or “us”), a technology-enabled financial services company, today announced the appointments of Denise Hales Harrod and Joann Jones, as new independent Directors to its Board of Directors. These appointments bring the Company’s total Board membership to seven.

Management Commentary

“We are excited to welcome Denise and Joann as new independent directors to the Atlanticus Board,” said David Hanna, Atlanticus’ Chairman and CEO. “They join Atlanticus at an exciting time as we continue to enable our bank partners to bring financial solutions to over 90 million consumers who are underserved by big banks. The addition of these Directors complements our Board of Directors' skills and experiences, and we are confident they will provide valuable perspectives as we continue to execute our strategy, help serve our bank partners and their customers and enhance value for all Atlanticus shareholders. We look forward to their contributions and leveraging their policy, legal and financial experience in furtherance of our growth in the coming years.”

Ms. Hales Harrod has more than 30 years of experience in government, regulatory, and international affairs; financial operations; communication; and diversity and inclusion. Since 2014, she has been an independent management consultant, advising financial services, energy services and commodity trading companies, including Accelerated Energy Services.  Ms. Hales Harrod has been recognized as a trailblazer in public policy and diversity and inclusion by various government, legislative, civic, and community organizations. She serves on the Children’s Healthcare of Atlanta Public Affairs Board and the Business Board of Advisors of various national policy, healthcare and community organizations. She holds a bachelor’s degree from The Pennsylvania State University.

Ms. Jones is a partner at BakerHostetler, one of the nation’s largest law firms, focusing on real estate development and finance in addition to serving as the Office Managing Partner for the Atlanta office.  Under her leadership, the office has grown significantly and was identified among the Fastest Growing Law Firms by the Atlanta Business Chronicle in 2017 and 2018. In addition to managing the Atlanta Office, Ms. Jones has served on the Steering Committee of the firm’s nationwide Women’s Committee (2017-2021) and the firm’s Strategic Planning Committee (2018-2019).

Prior to joining BakerHostetler, Ms. Jones was the Office Managing Partner of the Atlanta office of McKenna Long & Aldridge (now Dentons), a large international law firm.  She has more than 30 years’ experience in commercial real estate including assemblage, development, financing, leasing, and monetizing of real property assets.  Ms. Jones is active in her community, serving in leadership positions in a number of organizations.  Ms. Jones provides the Board with strategic insight in the areas of real estate, finance, and community affairs. She holds a bachelor’s degree from Chestnut Hill College and earned her J.D. from the University of Virginia School of Law.

About Atlanticus Holdings Corporation

Founded in 1996, our business utilizes proprietary analytics and a flexible technology platform to enable financial institutions to provide various credit and related financial services and products to the financially underserved consumer credit market. We apply the experience gained and infrastructure built from servicing over 17 million customers and $25 billion in consumer loans over our 24-year operating history to support lenders that originate a range of consumer loan products. These products include retail credit and general-purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, direct mail solicitation, Internet-based marketing, and partnerships with third parties. Additionally, through its CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Contact:

Investor Relations

Adam Prior

Senior Vice President

The Equity Group Inc.

(212) 836-9606

aprior@equityny.com